                                                                  Exhibit (d)(1)


                                                                  EXECUTION COPY
                                                                  --------------




                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 July 9, 2001

                                     among

                         Full Line Distributors, Inc.,

                               Broder Bros., Co.

                                      and

                             FLD Acquisition Corp.

                               Table of Contents
                               -----------------

                                                                                    Page
                                                                                    ----
I     THE OFFER................................................................        2
      1.01  The Offer..........................................................        2
      1.02  Company Action.....................................................        3
      1.03  Directors..........................................................        5

II    THE MERGER...............................................................        6
      2.01  The Merger.........................................................        6
      2.02  Conversion of Shares...............................................        7
      2.03  Exchange of Shares.................................................        7
      2.04  Dissenting Shares..................................................        9
      2.05  Stock Options......................................................        9
      2.06  Adjustment of the Offer Price, the Merger Consideration and the
            Option Consideration...............................................       10

III   THE SURVIVING CORPORATION................................................       11
      3.01  Articles of Incorporation..........................................       11
      3.02  Bylaws.............................................................       11
      3.03  Directors and Officers.............................................       11

IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................       11
      4.01  Organization and Qualification; Subsidiaries.......................       11
      4.02  Articles of Incorporation and Bylaws...............................       12
      4.03  Capitalization.....................................................       12
      4.04  Authority Relative to this Agreement...............................       13
      4.05  Company Subsidiaries...............................................       13
      4.06  No Conflict; Required Filings and Consents.........................       14
      4.07  Compliance.........................................................       15
      4.08  SEC Filings; Financial Statements..................................       15
      4.09  Disclosure Documents...............................................       16
      4.10  Absence of Certain Changes or Events...............................       17
      4.11  Change of Control..................................................       19
      4.12  Litigation.........................................................       19
      4.13  Benefit Plans......................................................       19
      4.14  Taxes..............................................................       21
      4.15  Intellectual Property..............................................       23
      4.16  Licenses and Permits...............................................       25
      4.17  Material Contracts.................................................       25

      4.18  Environmental Matters................................................     26
      4.19  Related Party Transactions...........................................     29
      4.20  Properties and Assets................................................     29
      4.21  Labor Matters........................................................     30
      4.22  Insurance............................................................     31
      4.23  Customers and Suppliers..............................................     31
      4.24  Brokers..............................................................     32
      4.25  Applicability of State Takeover Statutes.............................     32
      4.26  Voting Requirements..................................................     32
      4.27  Opinion of Financial Advisor.........................................     32
      4.28  Transaction Expenses.................................................     32

V     REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY..............     33
      5.01  Organization and Qualification; Subsidiaries.........................     33
      5.02  Articles of Incorporation and Bylaws.................................     33
      5.03  Authority Relative to this Agreement.................................     34
      5.04  No Conflict; Required Filings and Consents...........................     34
      5.05  Documents Relating to Offer; Company Proxy Statement.................     35
      5.06  Brokers..............................................................     35
      5.07  Financing............................................................     35
      5.08  Litigation...........................................................     36

VI    COVENANTS OF THE COMPANY...................................................     36
      6.01  Conduct of the Company...............................................     36
      6.02  Stockholders' Meeting; Proxy Material................................     40
      6.03  Access to Information................................................     41
      6.04  No Solicitation......................................................     42
      6.05  Notices of Certain Events............................................     44
      6.06  SEC Reports..........................................................     45
      6.07  Financial Statements.................................................     45
      6.08  Director Resignations................................................     46
      6.09  Option to Acquire Additional Shares..................................     46
      6.10  Termination of 401(k) Plan...........................................     46

VII   COVENANTS OF BUYER.........................................................     47
      7.01  Confidentiality......................................................     47
      7.02  Obligations of Merger Subsidiary.....................................     47
      7.03  Voting of Shares.....................................................     47
      7.04  Director and Officer Liability.......................................     47
      7.05  Financing............................................................     49

VIII  COVENANTS OF BUYER AND THE COMPANY........................................      50
      8.01  Further Actions.....................................................      50
      8.02  Certain Filings.....................................................      50
      8.03  Public Announcements................................................      50
      8.04  Delisting...........................................................      50
      8.05  Stockholder Litigation..............................................      51
      8.06  Conveyance Taxes....................................................      51

IX    CONDITIONS TO THE MERGER..................................................      51
      9.01  Conditions to the Obligations of Each Party.........................      51

X     TERMINATION; EXPENSES.....................................................      52
      10.01 Termination.........................................................      52
      10.02 Effect of Termination...............................................      53
      10.03 Transaction Expenses; Termination Fee...............................      53

XI    MISCELLANEOUS.............................................................      54
      11.01 Notices.............................................................      54
      11.02 Survival of Representations, Warranties and Covenants...............      55
      11.03 Amendments; No Waivers..............................................      55
      11.04 Successors and Assigns..............................................      56
      11.05 Governing Law.......................................................      56
      11.06 Certain Definitions.................................................      56
      11.07 Specific Performance................................................      57
      11.08 Company Disclosure Schedule.........................................      57
      11.09 Counterparts; Effectiveness.........................................      58
      11.10 Headings............................................................      58
      11.11 No Third Party Beneficiaries........................................      58
      11.12 Entire Agreement....................................................      58
      11.13 Severability........................................................      58

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT, dated as of July 9, 2001 (this "Agreement"), among Full
                                                     ---------
Line Distributors, Inc., a Georgia corporation (the "Company"), Broder Bros.,
                                                     -------
Co., a Michigan corporation ("Buyer"), and FLD Acquisition Corp., a Georgia
                              -----
corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").
                                                     -----------------

                                   RECITALS

          WHEREAS, the Boards of Directors of Buyer, the Merger Subsidiary and the Company have each approved the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of the acquisition of the Company by Buyer, Buyer proposes to cause Merger Subsidiary to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to
                                                                  -----
purchase all the issued and outstanding shares (the "Shares") of common stock,
                                                     ------
no par value per share, of the Company (the "Common Stock"), at a price per
                                             ------------
Share of $2.95, or such higher price per Share cash consideration paid pursuant to the Offer (the "Offer Price"), net to the seller in cash, on the terms and
                   -----------
subject to the conditions set forth herein;

          WHEREAS, the Boards of Directors of Buyer, the Merger Subsidiary and the Company have each approved the merger (the "Merger") of Merger Subsidiary
                                                ------
with and into the Company, or (at the election of Buyer) the Company with and into Merger Subsidiary, in accordance with the terms of this Agreement and the Georgia Business Corporation Code (the "Georgia Code") and with any other
                                        ------------
applicable law, whereby each issued Share not owned directly or indirectly by Buyer or the Company shall be converted into the right to receive $2.95 per Share in cash (or such higher price per Share cash consideration paid pursuant to the Offer) and each then outstanding option to purchase Shares shall be canceled with the holder thereof being entitled to receive thereof an amount in cash equal to the Option Consideration (as defined herein);

          WHEREAS, the Board of Directors of the Company has: (i) unanimously determined that (x) the consideration to be paid for each Share in the Offer and the Merger is fair to the stockholders of the Company and (y) the Offer and the Merger are otherwise in the best interests of the Company and its stockholders;
(ii) unanimously approved this Agreement and the transactions contemplated hereby; (iii) unanimously declared that this Agreement is advisable; (iv) unanimously consented to the Offer; and (v) unanimously recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Buyer and certain stockholders of the Company are entering into an agreement (the "Stockholders Agreement" and, together with this Agreement,
                   ----------------------
the "Transaction Agreements") pursuant to which such stockholders will agree to
     ----------------------
take specified actions in furtherance of the Offer and the Merger.

                                  AGREEMENTS

          NOW, THEREFORE, in consideration of the foregoing and the premises, representations, warranties, covenants and agreement herein contained, the parties hereto agree as follows:

                                  ARTICLE  I

                                   THE OFFER

          SECTION 1.01   The Offer.
                         ---------

          (a) Provided that this Agreement shall not have been terminated in accordance with Article X hereof and that none of the conditions set forth in Exhibit A hereto shall have occurred, Buyer and Merger Subsidiary shall, as
---------
promptly as practicable following the date hereof and in no event later than 15 business days after the public announcement of the execution and delivery of this Agreement, commence the Offer (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) to purchase all of the outstanding
                             ------------
Shares at a price equal to the Offer Price, net to the seller in cash (subject to reduction only for applicable federal back-up withholding taxes payable by the seller). The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered in the Offer shall be subject only to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer or Merger Subsidiary, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition") and to the other conditions set forth in Exhibit A hereto.
 -----------------                                            ---------

          (b) Buyer and Merger Subsidiary expressly reserve the right to modify the terms of the Offer, except that, without the prior written consent of the Company, neither Buyer nor Merger Subsidiary shall (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer or amend in any manner materially adverse to the holders of Shares any condition to the Offer, (v) amend any other term of the Offer in any manner adverse in any material respect to the holders of Shares, or (vi) except as provided in the next sentence, extend the expiration date of the Offer beyond August 31, 2001. Notwithstanding the foregoing, Merger Subsidiary may, without the consent of the Company, (i) extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Merger Subsidiary's obligation to purchase Shares is not satisfied, until such time as such condition is satisfied or waived, but in no event later than September 30, 2001, (ii) extend the Offer on one or more occasions for an aggregate period of not more than ten (10) business days beyond the then scheduled expiration date of the Offer or provide for a "subsequent offering period" (as defined in Rule 14d-11 of the Exchange Act) for an aggregate period of not more than ten (10) business days, if on the date of such extension less than 90% of the outstanding shares of Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, and (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Assuming the prior satisfaction or waiver of the conditions to the Offer, upon the terms of the Offer, the Merger Subsidiary will accept for payment and purchase, as soon as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

          (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Exhibit A hereto.
 -----------------                                           ---------
As soon as practicable on the date the Offer is commenced, Buyer and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with
                                                            -----------
respect to the Offer that will comply in all material respects with the provisions of all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference, the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents").
                                                          ---------------
Each of Buyer and Merger Subsidiary, on the one hand, and the Company, on the other hand, agree promptly to correct the Schedule TO and the Offer Documents if and to the extent that such documents shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to take all steps necessary to cause the Schedule TO as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC.

          SECTION 1.02   Company Action.
                         --------------

          (a) The Company hereby approves and consents to the Offer, the Merger and the other transactions contemplated by the Transaction Agreements (collectively, the "Transactions") and represents that (i) the Company's Board
                    ------------
of Directors (the "Board") has (w) at a meeting duly called and held or by way
                   -----
of unanimous written consent in accordance with the Bylaws of the

Company unanimously approved and adopted this Agreement and the Transactions, including the Offer and the Merger (as defined in Section 2.01), (x) resolved to
                                                  ------------
recommend acceptance of the Offer and adoption and approval of this Agreement and the Merger by the Company's stockholders, (y) unanimously determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and (z) taken all action necessary to render the limitations on business combinations contained in Parts 2 and 3 of
Article 11 of the Georgia Code and in the Bylaws of the Company inapplicable to this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, and (ii) CoView Capital, Inc. ("CoView Capital"), as
                                                    --------------
financial advisor to the Company and the Board, delivered to the Board a written opinion that the per Share consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

          (b) The Company will promptly furnish Buyer with a list of its stockholders, mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer or its agents may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate any documents necessary to consummate the Merger or the Offer, Buyer shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Merger and the Offer, and if this Agreement is terminated in accordance with
Section 10.01, shall, upon request, deliver to the Company all copies of such
-------------
information then in its possession.

          (c) Contemporaneously with the commencement of the Offer as provided for in Section 1.01, the Company will file with the SEC a Tender Offer
       ------------
Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9") which
                                                              -----
shall (i) comply in all material respects with the provisions of all applicable federal securities laws, (ii) contain the opinion letter of CoView Capital referred to in Section 1.02(a) and (iii) reflect the recommendations and actions
               ---------------
of the Board referred to above, and shall mail the 14D-9 to the holders of the Shares. Each of the Company, on the one hand, and Buyer and Merger Subsidiary, on the other hand, agree promptly to correct any information provided by either of them for use in the 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable laws. Buyer, Merger Subsidiary and their counsel shall be given an opportunity to review the 14D-9 and any amendments thereto prior to filing thereof with the SEC.

          SECTION 1.03   Directors.
                         ---------

          (a) Promptly upon the purchase by Buyer or any of its subsidiaries of Shares pursuant to the Offer, and from time to time thereafter, Buyer shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board) as will give Buyer, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.03) and (y) the percentage that the
                           ------------
aggregate number of Shares beneficially owned by Buyer or any affiliate of Buyer (including for purposes of this Section 1.03 such Shares as are accepted for
                                ------------
payment pursuant to the Offer) bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall
                                     ----------------
promptly satisfy the Board Percentage by (i) increasing the size of the Board or
(ii) securing the resignations of such number of directors as is necessary to enable Buyer's designees to be elected to the Board and shall cause Buyer's designees promptly to be so elected. At each such time, the Company will also cause (i) each committee of the Board, (ii) the board of directors of each of the Company's subsidiaries and (iii) each committee of such board to include persons designated by Buyer constituting the same percentage of each such committee or board as the Board Percentage. Notwithstanding the foregoing, the Company shall not be required to change the composition of its audit committee in any manner that would not meet the requirements of the AMEX (as defined herein). At the request of Buyer, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the 14D-9. Buyer and Merger Subsidiary shall be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 which either of them furnishes to the Company specifically for inclusion in the information so furnished to the Company's stockholders.

          (b) Following the election or appointment of Buyer's designees pursuant to this Section 1.03 and prior to the Effective Time of the Merger, any
                 ------------
amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Buyer or Merger Subsidiary or waiver of the Company's rights thereunder, shall require the concurrence of a majority of directors then in office who are directors on the date hereof.

                                  ARTICLE  II

                                  THE MERGER

          SECTION 2.01   The Merger.
                         ----------

          (a) Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions hereof, at the Effective Time (as defined in Section 2.01(b)), Merger Subsidiary shall be
                                  ---------------
merged (the "Merger") with and into the Company in accordance with the Georgia
             ------
Code and the terms and conditions of this Agreement, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). At the election of Buyer,
                            ---------------------
any direct or indirect subsidiary of Buyer may be substituted for Merger Subsidiary as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          (b) As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article IX, the parties hereto shall cause the Merger to be consummated by (i) filing Articles of Merger, in accordance with
Section 14-2-1105 of the Georgia Code, with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the Georgia Code (the time of such filing being the "Effective Time") and (ii) complying with the publication requirements of
 --------------
Section 14-2-1105.1 of the Georgia Code.

          (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Georgia Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

          (d)  The closing of the Merger (the "Closing") shall take place at
                                               -------
10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices
                                                ------------
of Kirkland & Ellis, 200 East Randolph Drive, Chicago, IL 60601, unless another date or place is agreed to in writing by the parties hereto.

          (e) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Subsidiary, or (b) otherwise carry out the provisions of this Agreement, the

Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

          SECTION 2.02   Conversion of Shares.  At the Effective Time, by virtue
                         --------------------
of the Merger and without any action on the part of Buyer, Merger Subsidiary, the Company or the holder of any Shares:

          (a) Each Share of capital stock of the Company held by the Company as treasury stock or held by any subsidiary of the Company or owned by Buyer, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto;

          (b) Each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall automatically and without the necessity of presenting the same for exchange, be converted into and become one fully paid and non-assessable share of capital stock of the Surviving Corporation, no par value per share, with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) Each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (a) above or as provided in
Section 2.04 with respect to Shares as to which appraisal rights have been
------------
exercised, be canceled and extinguished and be converted into the right to receive $2.95, or any higher price per Share paid in the Offer, in cash without any interest thereon (the "Merger Consideration") upon surrender of the
                           --------------------
certificate representing such Share.

          SECTION 2.03   Exchange of Shares.
                         ------------------

          (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares
 --------------
for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no stockholder of the Company will perfect his right to appraisal of his, her or its Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares (other than as provided in Section 2.02(c)) at the Effective Time a letter of
                           ---------------
transmittal for use in such exchange.

          (b) After the Effective Time, each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall (other than as provided in Section 2.04), after the Effective Time, represent for all purposes
            ------------
only the right to receive such Merger Consideration, and shall automatically be cancelled and shall cease to exist. No interest shall be paid or accrued on such Merger Consideration.

          (c) If any portion of the Merger Consideration payable in respect of any Share is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 that remains
                                                 ------------
unclaimed by the holders of Shares entitled thereto twelve months after the Effective Time shall be returned to Buyer, upon demand, and any stockholder of the Company who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only
                     ------------
to Buyer for payment of the Merger Consideration in respect of his Shares; provided, however, that Buyer shall comply with all applicable state escheat
--------  -------
laws.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 to pay for Shares
                                                 ------------
for which appraisal rights shall have been perfected shall be returned to Buyer, upon demand.

          (g) None of Buyer, Merger Subsidiary nor the Company shall be liable to any holder of the Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, if any. To
      ----
the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Buyer. Transfer taxes or fees attributable to the transfer of the Shares shall be paid by Buyer.

          SECTION 2.04   Dissenting Shares.
                         -----------------

          (a) Notwithstanding any other provision of this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has delivered to the Company, prior to the vote of stockholders, if any, required by Section 6.02 hereof, a written notice in accordance with
                 ------------
Article 13 of the Georgia Code of such stockholder's intent to demand payment for such stockholder's Shares if the Merger is effected and who shall have not voted such Shares in favor of the approval and adoption of this Agreement (collectively the "Dissenting Shares") shall not be converted into the right to
                   -----------------
receive the Merger Consideration pursuant to Section 2.02(c), but the holders of
                                             ---------------
such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 13 of the Georgia Code; provided, however, that if such stockholder shall waive such stockholder's right to demand and obtain payment under Article 13 of the Georgia Code or a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by said Article 13, then the right of such holder of Dissenting Shares to be paid the fair value of such stockholder's Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.02(c) hereof, without any
                                             ---------------
interest thereon, upon surrender of the certificate or certificates representing such Shares.

          (b) The Company shall give Buyer (i) prompt notice of any notice or other instruments received by the Company pursuant to Article 13 of the Georgia Code and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

          (c) Dissenting Shares, if any, shall be canceled after the payment of fair value in respect thereto has been made to the holder of such shares pursuant to the Georgia Code.

          SECTION 2.05   Stock Options.
                         -------------

          (a) The Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of capital stock of the Company (the "Plan Options") granted under any of the Company's
                           ------------
stock option plans referred to in Section 4.03, each as amended (collectively,
                                  ------------
the "Stock Option Plans"), and any and all other outstanding options, stock
     ------------------
warrants and stock rights, whether or not granted pursuant to such Stock Option Plans (the "Other Options" and, together with the Plan Options, the "Options"),
            -------------                                            -------
whether or not then exercisable or
vested, shall be canceled and shall be of no further force or effect; provided,
                                                                      --------
however, that with respect to any Options (whether or not granted pursuant to
-------
the Stock Option Plans and whether or not exercisable or vested) as to which the Merger Consideration exceeds the applicable per share exercise price, the Surviving Corporation shall promptly following the Effective Time pay (or cause to be paid) to the holders of such Options an amount in cash equal to, with respect to each such Option, the product of (i) the amount by which (x) the Merger Consideration exceeds (y) the applicable per share exercise price, and
(ii) the number of shares subject to the Option at the time of such cancellation (the "Option Consideration"). Such amount shall be subject to reduction by
      --------------------
applicable tax withholding.

          (b) Except as otherwise agreed to by the parties, the Company shall cause the Stock Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time.

          (c) The Company represents and warrants that all the Stock Option Plans provide that either (i) the Company can take the actions described in
Section 2.05(a) without obtaining the consent of any holders of Options or (ii)
--------------
if such consent is required, the Company will obtain such consents and provide evidence thereof to Buyer at least 10 days prior to the initial expiration of the Offer.

          SECTION 2.06   Adjustment of the Offer Price, the Merger Consideration
                         -------------------------------------------------------
and the Option Consideration.  The Offer Price, the Merger Consideration and the
----------------------------
Option Consideration, each payable pursuant to this Agreement, have been calculated based upon the representations and warranties made by the Company in
Section 4.03.  In the event that, at expiration date of the Offer, (i) the
------------
actual number of Shares outstanding and/or the actual number of Shares issuable upon the exercise of Options or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Shares) or recapitalization) is greater than as described in Section 4.03, or (ii) if the weighted average exercise price of the
             ------------
Options is lower than described in Section 4.03 hereof, the Offer Price, the
                                   ------------
Merger Consideration and the Option Consideration (collectively, the "Equity
                                                                      ------
Consideration") shall be appropriately adjusted downward; provided, however,
-------------                                             --------  -------
that no such adjustment shall be required unless and until the aggregate impact from such differences results in an increase in the aggregate Equity Consideration payable by Buyer of at least $50,000. The provisions of this
Section 2.06 shall not, in any event, adversely affect, constitute a waiver of
------------
or otherwise impair any of Merger Subsidiary's rights under this Agreement (including any of Merger Subsidiary's rights arising from any misrepresentation or breach of the representations and warranties set forth in Section 4.03
                                                             ------------
hereof).

                                 ARTICLE  III

                           THE SURVIVING CORPORATION

          SECTION 3.01   Articles of Incorporation.  The Articles of
                         -------------------------
Incorporation of the Company shall be amended and restated in the Merger to read in its entirety as set forth as Exhibit B attached hereto and, as so amended,
                                ---------
shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.02   Bylaws.  The Bylaws of Merger Subsidiary in effect at
                         ------
the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.03   Directors and Officers.  Immediately after the
                         ----------------------
Effective Time, until successors are duly elected or appointed in accordance with the Articles of Incorporation and Bylaws of Merger Subsidiary and with applicable law, the directors of Merger Subsidiary at the Effective Time shall be elected to serve as the directors of the Surviving Corporation, and the officers of the Company at the Effective Time shall be elected to serve as the officers of the Surviving Corporation.


                                  ARTICLE  IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Subsidiary prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to
      ---------------------------
Buyer and Merger Subsidiary as of the date hereof and as of the Effective Time that:

          SECTION 4.01   Organization and Qualification; Subsidiaries.
                         --------------------------------------------

          (a) The Company and each of its subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each of its subsidiaries are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any effect,
                          -------------------------------
circumstance, event, fact or change in the business of the Company and its subsidiaries that (i) is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (actual or contingent), properties, financial or other condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the Transactions.

          SECTION 4.02   Articles of Incorporation and Bylaws.  The Company has
                         ------------------------------------
heretofore made available to Buyer a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its subsidiaries. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents.

          SECTION 4.03   Capitalization.
                         --------------

          (a) The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, no par value per share ("Common Stock"), and
                                                            ------------
5,000,000 shares of Preferred Stock (the "Preferred Stock").  As of July 5,
                                          ---------------
2001, (a) there were 4,222,501 shares of Common Stock outstanding and (b) there were no shares Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have no preemptive rights. As of July 5, 2001, there were: (i) options to purchase 125,000 shares of Common Stock outstanding and held by Isador E. Mitzner, which options were not granted pursuant to any plan,
(ii) 475,000 shares reserved for issuance under the Full Line Distributors, Inc. 1993 Employee Incentive Plan, of which options to purchase 156,950 shares of Common Stock were outstanding, and (iii) 40,000 shares reserved for issuance under the Full Line Distributors, Inc. Outside Directors Incentive Plan, of which options to purchase 26,000 shares of Common Stock were outstanding. The weighted average exercise price per share for such outstanding Options described in the preceding sentence is $1.30. Section 4.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, vesting schedule, exercise price and number of shares of Common Stock subject to each such Option. Except as set forth in Section 4.03(a) of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of the Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Common Stock or any capital stock of any subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any subsidiary. Each outstanding share of capital stock of each subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          (b) Other than as set forth on Section 4.03(b) of the Company Disclosure Schedule and in the Stockholders Agreement, to the knowledge of the Company, there are no stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board.

          SECTION 4.04   Authority Relative to this Agreement. The Company has
                         ------------------------------------
all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing of appropriate merger documents as required by the Georgia Code). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in proceedings in equity or at law). The only action required to be taken by the stockholders of the Company in order to consummate the Merger is the adoption of this agreement by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon.

          SECTION 4.05   Company Subsidiaries.  Section 4.05 of the Company
                         --------------------
Disclosure Schedule contains a correct and complete list of each subsidiary of the Company, the name and location of the business owned or operated by each such subsidiary and the jurisdiction in which each such subsidiary is incorporated or organized. Section 4.05 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the holder or holders of such shares. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

          SECTION 4.06   No Conflict; Required Filings and Consents.
                         ------------------------------------------

          (a) Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of the transactions contemplated herein by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries,
(ii) conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, order, judgment or decree (each, a "Law" and, collectively, "Laws") applicable to the Company or
                 ---                      ----
any of its subsidiaries or by which any property or asset of the Company or any subsidiaries is bound or affected, or (iii) except as set forth in Section 4.06 of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, claim, security interest or other charge, title imperfection or other encumbrance (each, a "Lien" and,
                                                                   ----
collectively, "Liens") on any property or asset of the Company or any of its
               -----
subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, whether oral or written (each, a "Contract" and, collectively, "Contracts"), to
                                  --------                      ---------
which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and neither the performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will, require any consent, approval, authorization, order or permit of, or filing with or notification to, any foreign or domestic (federal, state or local) governmental, administrative or regulatory authority or agency (each a "Governmental Entity"), except for (i) applicable requirements, if any, of the
 -------------------
Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), the
                                                           --------------
American Stock Exchange, Inc. (the "AMEX") and the Georgia Code, and (ii) such
                                    ----
other consents, approvals, authorizations, permits, filings or notifications not obtained or made prior to consummation of the Offer the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

          SECTION 4.07   Compliance.  Except as set forth in Section 4.07 of the
                         ----------
Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is in violation of any Order (as defined in Section 9.01(c)) of any Governmental
                                            ---------------
Entity or any Law of any Governmental Entity issued against the Company or any subsidiary of the Company or, to the Company's knowledge, any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of any Governmental Entity, except for possible violations and instances of non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          SECTION 4.08   SEC Filings; Financial Statements.
                         ---------------------------------

          (a) Since January 1, 1996, the Company has filed all forms, reports, statements, schedules and other documents (the "SEC Reports") with the SEC
                                                -----------
required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Company has delivered or made available to Buyer copies of all such SEC Reports. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Future
                                                                         ------
SEC Reports"), (i) were and will be prepared in all material respects in
-----------
accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (c) Except as disclosed in Section 4.08(c) of the Company Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of its subsidiaries had, and since such date neither the

Company nor any of its subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of the Company prepared in accordance with United States generally accepted accounting principles except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities expressly incurred in connection with the Transactions and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Except as set forth in Section 4.08(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director, officer, partner, affiliate or associate (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any of its subsidiaries, and since December 30, 2000, there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

          (e) The Company has heretofore furnished or made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to SEC Reports which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 4.09   Disclosure Documents.
                         --------------------

          (a) Each document filed or required to be filed by the Company with the SEC in connection with the Transaction (the "Company Disclosure Documents"),
                                                 ----------------------------
including, without limitation, the 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in
                  -----------------------
connection with the Merger, and any amendments or supplements to any thereof will comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing with the SEC or any other Governmental Entity of any Company Disclosure Documents (other than the Company Proxy Statement), at the time of any distribution thereof and throughout the remaining pendency of the Offer each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this subsection (b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished in writing to the Company by Buyer or Merger Subsidiary specifically for use therein.

          (c) The information with respect to the Company or any Subsidiaries furnished by the Company or its affiliates to Buyer in writing specifically for use in the Offer and the Offer Documents shall not contain, as of the date the Offer Documents are filed, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any such information provided by the Company or its affiliates shall, after the filing of the Offer Documents, become false or misleading in any material respect, the Company shall promptly notify Buyer and update such information in writing.

          SECTION 4.10   Absence of Certain Changes or Events.  Except as set
                         ------------------------------------
forth in Section 4.10 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 30, 2000, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been:

          (a) any change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

          (b) any revaluation by the Company or any of its subsidiaries of a material asset (including, without limitation, any writing down of the value of inventory or writing-off of notes or accounts receivable);

          (c) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (d) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's securities;

          (e) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (f) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

          (g) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of Common Stock pursuant to the exercise of any Options in existence prior to the date hereof;

          (h) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any Indebtedness for Borrowed Money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (i) any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

          (j) any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practice;

          (k) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or any other event, change or circumstance that has or is reasonably likely to have a Company Material Adverse Effect;

          (l) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 4.13(b)) covering current or former employees, officers or
           ---------------
directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee earning noncontingent cash compensation in excess of $75,000 per year;

          (m) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any director or officer of the

Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $75,000 per year or outside the ordinary course of business;

          (n) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

          (o) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 4.10, except
                                                           ------------
as expressly contemplated by this Agreement.

          SECTION 4.11   Change of Control.  Except as set forth in Section 4.11
                         -----------------
of the Company Disclosure Schedule, the Transactions will not constitute a "change of control" under, require the consent from or the giving of notice to a
 -----------------
third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any Contract or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

          SECTION 4.12   Litigation.  Except as set forth in Section 4.12 of the
                         ----------
Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 4.13   Benefit Plans.
                         -------------

          (a) Except as disclosed in Section 4.13(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, officer or director of the Company or any of its subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $75,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $125,000.

          (b)  Section 4.13(b) of the Company Disclosure Schedule contains a
               ---------------
complete list of all (i) "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, the "Pension Plans"), including any such Pension Plans
  -----                        -------------
that are "multiemployer plans" (as such term is defined in Section 4001(a)(3)
of ERISA) (collectively, the "Multiemployer Pension Plans"), (ii) "employee
                              ---------------------------
welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company has any liability (collectively, the "Benefit Plans"). The Company has delivered or made
                    -------------
available to Buyer correct and complete copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan for which a Form 5500 is required to be filed, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

          (c) Except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.

          (d) None of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to or had any other liability with respect to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiple employer plan" (as such term is defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. None of the Company or any of its subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan.

          (e) None of the Company nor any of its subsidiaries has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any liability under Section

502(i) or Section 502(l) of ERISA. As of the date of this Agreement, except as disclosed in Section 4.13(e) of the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

          (f) Except as disclosed in Section 4.13(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA ("COBRA").
  -----

          (g) Neither the Company nor any of its subsidiaries has in force any company-owned life insurance policies.

          (h) All Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively, and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included. No asset of the Company or any subsidiary is subject to any lien under ERISA or the Code.

          (i) None of the Benefit Plans subjects (or will subject in connection with the consummation of the transactions contemplated by this Agreement) the Company or any subsidiary to liability or obligation to make any payment that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

          (j) With respect each Benefit Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions or reimbursements required to be made prior to or as of the Closing shall have been made and none of the Benefit Plans has or will have any unfunded liabilities.

          SECTION 4.14   Taxes.
                         -----

          (a) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, or as may result from any election made by Buyer or the Surviving Corporation under Section 338 of the Code: (i) the Company and each of its subsidiaries has timely filed (including all permitted extensions) all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it, and each such Tax Return has been prepared in substantial compliance with all applicable laws and regulations and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof; and (iii) neither the Company nor any of its subsidiaries has incurred any liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of Company's or such subsidiary's business.

          (b)  Except as set forth in Section 4.14(b) of the Company Disclosure
Schedule: (i) no Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its subsidiaries; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with United States generally accepted accounting principles; (iii) there are no Liens for Taxes upon the assets of the Company or any of its subsidiaries except liens relating to current Taxes not yet due and payable; (iv) except for amounts which are not material, all Taxes which the Company or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected and paid to the appropriate taxing authority; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

          (c) Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Section 280G of the Code.

          (d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Merger Subsidiary true, correct and complete copies of all federal income Tax Returns, and all other Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.

          (e) Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, since January 1, 1994, none of the Company or any of its subsidiaries
(i) has been a member of an
affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or (iv) has any material liability for the Taxes of any Person other than the Company, the subsidiaries of the Company or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any of its subsidiaries.

          (f) Except as set forth in Section 4.14(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code (S) 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law);
(ii) "closing statement" as described in Code (S) 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code (S) 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); or (iv) installment sale made prior to the Closing Date.

          (g)  As used in this Section 4.14, the terms (i) "Tax" (and, with
                               ------------                 ---
correlative meaning, "Taxes") means: (A) any federal, state, local or foreign
                      -----
net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) "Tax Return" means any report, return or other
                                  ----------
information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

          SECTION 4.15   Intellectual Property.
                         ---------------------

          (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, the Company and each of its subsidiaries own and possess, or have a valid and enforceable license to use, in each case free and clear of any Liens, all Intellectual Property (as defined below) necessary for the operation of their respective businesses as currently conducted and as currently proposed to be conducted in the United States. The Company's revenues in respect of sales of manufactured product outside of the United States have not exceeded $1,000,000 per annum in any of the last five

(5) calendar years. As used in this Agreement, the term "Intellectual Property"
                                                         ---------------------
means: (i) registered and unregistered trademarks, service marks, slogans, trade names, corporate names, domain names, logos and trade dress (including the good will associated with each); (ii) patents, patent applications and invention disclosures; (iii) registered and unregistered copyrights, copyrightable works and mask works, including, but not limited to, copyrights in software and databases; (iv) computer software (including, to the extent applicable, source code, object code, data, databases and related documentation); and (v) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, methods, devices, technology, trade secrets, proprietary information, know-how, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, "Proprietary Information").
                ------------------------

          (b) Section 4.15(b) of the Company Disclosure Schedule sets forth a complete list of all: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any of its subsidiaries; (ii) all trade names, domain names and material unregistered trademarks, service marks and copyrights owned or used by the Company or any of its subsidiaries; and
(iii) all agreements pursuant to which the Company or any of its subsidiaries has obtained or granted the right to use any Intellectual Property (other than licenses of mass-marketed software acquired or licensed for a license fee of less than $75,000 per annum) (the items listed in this clause (iii) being collectively referred to herein as "License Agreements").
                                    ------------------

          (c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its subsidiaries, is currently outstanding or, to the knowledge of the Company, is threatened. To the knowledge of the Company, the Intellectual Property owned by the Company or any of its subsidiaries has not been infringed or misappropriated by other Persons, except for any such infringement or misappropriation which, individually or in the aggregate, would not be reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, all of the Intellectual Property owned or used by the Company or any of its subsidiaries as of the date hereof will be owned or available for use by the Company or such subsidiary on identical terms and conditions immediately subsequent to the Closing except for such changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its subsidiaries has taken all reasonable and necessary actions to maintain and protect its Intellectual Property in the United States except for those actions, which the failure to take, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (d) To the knowledge of the Company, neither the Company nor any of its subsidiaries has done anything to compromise in any material respect the secrecy, confidentiality or value of any of the Proprietary Information required to conduct their respective businesses. To the knowledge of the Company, no prior or current employee, officer or consultant of the Company or any of its subsidiaries has asserted any ownership interest in any Intellectual Property used by the Company or its subsidiaries in the operation of their respective businesses.

          SECTION 4.16   Licenses and Permits. The Company and its subsidiaries
                         --------------------
are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of
                      ---------------
the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Schedule 4.16 of the Company Disclosure Schedule and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          SECTION 4.17   Material Contracts.
                         ------------------

          (a) Section 4.17(a) of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of all (i) Contracts for borrowed money or guarantees thereof in an amount in excess of $60,000, (ii) all joint venture or other similar agreements to which the Company or any of its subsidiaries is a party, (iii) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $60,000, (iv) Contracts under which the Company or any of its subsidiaries has advanced or loaned any other Person or entity an amount in excess of $60,000, (v) Contracts or groups of related Contracts with the same party or group of parties requiring the payment or receipt of $60,000 or more per year which are not cancelable by the Company on 30-days-or-less notice without premium or penalty (other than purchase orders issued by the Company or its subsidiaries in the ordinary course of business consistent with past practice which individually do not exceed $250,000), (vi) warranty agreements with respect to the Company's or its subsidiaries' services rendered or products sold or leased, other than pursuant to the Company's standard warranty, a true and complete copy of which has heretofore been provided or made available to Buyer, (vii) agreements under which the Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights),
(viii) agreements under which the Company or any of its subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company's or any Company subsidiary's properties or assets, and
(ix) Contracts containing non-compete covenants by the Company or any of its subsidiaries (the items listed in clauses (i) through (ix) hereof, collectively, the "Material Contracts"). The Company has made available to Merger Sub a
     ------------------
correct and complete copy of each Material Contract listed in Section 4.17(a) of the Company Disclosure Statement.

          (b) Except as disclosed in Section 4.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor, to the Company's knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract or License Agreement (as defined in Section
                                                                       -------
4.15(b)) to which it is a party and (ii) there has not occurred any event that,
-------
with the lapse of time or giving of notice or both, would constitute such a default. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, and which are otherwise material to the business of the Company and its subsidiaries, taken as a whole, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to the general principles of equity.

          (c) Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, no Material Contract or License Agreement will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time.

          SECTION 4.18   Environmental Matters.
                         ---------------------

          (a) Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, the Company and each of its subsidiaries have been and are in material compliance with all applicable Environmental Laws (as defined below).

          (b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, the Company and its subsidiaries possess all Environmental Permits (as defined below) required for the operation of the Business (as defined below) pursuant to Environmental Laws, all such Environmental Permits are in effect, there are no pending or, to the best knowledge of the Company, threatened proceedings to revoke such Environmental Permits and the Company and its subsidiaries are in material compliance with all terms and conditions thereof.

          (c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notification or is otherwise aware that the Company or any of its subsidiaries as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased in connection with the Business, is or may be the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person as to whether (i) any Remedial Action (as defined below) is or may be needed to respond to a Release (as defined below) or threat of Release into the environment of Hazardous Substances (as defined below) as defined under Environmental Laws as in effect on or prior to the date hereof, (ii) any Environmental Liabilities and Costs (as defined below) imposed by, under or pursuant to Environmental Laws as in effect on or prior to the date hereof shall be sought, or proceeding commenced, related to or arising from the current or past operations of the Business or (iii) the Company or any of its subsidiaries is or may be a "potentially responsible party" for a Remedial Action, pursuant to any Environmental Law as in effect on or prior to the date hereof, for the costs of investigating or remediating Releases or threatened Releases into the environment of Hazardous Substances, whether or not such Release or threatened Release has occurred or is occurring at properties currently or formerly owned or operated by the Company and its subsidiaries.

          (d) Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, and except for Environmental Permits, none of the Company and its subsidiaries has entered into any written agreement with any Governmental Entity or other person by which the Company or any of its subsidiaries has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release of Hazardous Substances as defined under Environmental Laws as in effect on or prior to the date hereof into the environment in connection with the Business, including for cost recovery with respect to such Releases or threatened Releases.

          (e) Except as set forth in Section 4.18(e) of the Company Disclosure Schedule, there is not now and has not been at any time in the past, a Release in connection with the current or former conduct of the Business of substances that would constitute Hazardous Substances as regulated under Environmental Laws as in effect on or prior to the date hereof for which the Company or any of its subsidiaries is required or would be required to perform a Remedial Action pursuant to Environmental Laws as currently in effect, or will incur Environmental Liabilities and Costs.

          (f) The Company has provided to Buyer all environmental reports, audits and assessments, and all other material environmental documents, pertaining to the Company, its subsidiaries or any of their current or former facilities, to the extent the foregoing were issued after January 1, 1997 and are in the possession, custody or control of the Company or any of its subsidiaries.

          (g)  For purposes of this Section:

               (i)   "Business" means the current and former businesses of the
                      --------
     Company and its subsidiaries including, but not limited to, businesses or subsidiaries that have been previously sold by the Company, its subsidiaries or any predecessors thereto.

               (ii)  "Environmental Laws" means all Laws relating to pollution,
                      ------------------
     the protection of the environment, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, but not limited to, (A) the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource
                                                ------
     Conservation and Recovery Act ("RCRA"), the Clean Water Act, the Clean Air
                                     ----
     Act, the Toxic Substances Control Act, as amended ("TSCA"), property
                                                         ----
     transfer statutes or requirements and (B) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances.

               (iii) "Environmental Liabilities and Costs" means all damages,
                      -----------------------------------
     natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses"), whether direct or indirect, known or
                                 ------
     unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants based on, arising out of or otherwise in respect of (A) the Company, any of its subsidiaries (including predecessors and former subsidiaries) or property owned, used or leased by the Company or any of its subsidiaries in respect of the Business at any time; (B) conditions existing on, under, around or above any such property originating from such property or the Business; and (C) expenditures necessary to cause any such property or the Company or any of its subsidiaries to be in compliance with requirements of Environmental Laws in all material respects.

               (iv)  "Environmental Permits" means any federal, state,
                      ---------------------
     provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization necessary for the conduct of the Business as currently conducted under any Environmental Law.

               (v)   "Hazardous Substances" means any substance that (A) is
                      --------------------
     defined, listed or identified or otherwise regulated as a "hazardous waste," "hazardous material" or "hazardous substance" "toxic substance," "hazardous air pollution," "polluted," or "contaminated" or words of similar meaning and regulatory effect under CERCLA, TSCA or RCRA or any other Environmental Law or analogous state law (including, without limitation, radioactive substances, polycholorinated biphenyls, petroleum and petroleum derivatives and products) or (B) requires investigation, removal or remediation under applicable Environmental Law.

               (vi)   "Laws" means all (A) constitutions, treaties, statutes,
                       ----
     laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

               (vii)  "Release" means as defined in CERCLA or RCRA, without
                       -------
     limiting its application to violations or alleged violations of those statutes, but not including any discharge, spill or emission that is the subject of, and in compliance with an Environmental Permit.

               (viii) "Remedial Action" means all actions required by
                       ---------------
     Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (A) clean up, remove, treat or in any other way remediate any Hazardous Substances, (B) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment or (C) perform studies, investigations or monitoring in respect of any such matter.

          SECTION 4.19   Related Party Transactions. Except as set forth in
                         --------------------------
Section 4.19 of the Company Disclosure Schedule, no director, officer, partner, affiliate or associate of the Company or any of its subsidiaries owns any direct or indirect interest of any kind in (other than less than 1% of the outstanding common equity of a public company), or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (ii) engaged in a business related to the business of the Company or any of its subsidiaries, (iii) participating in any transaction to which the Company or any of its subsidiaries is a party or (iv) otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries.

          SECTION 4.20   Properties and Assets. The Company and its subsidiaries
                         ---------------------
have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of December 30, 2000 or acquired thereafter, free and clear of any Liens, except (i) as set forth in Section 4.20 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable for which adequate reserves, as applicable, have been established in the Company's financial statements in accordance with United States generally accepted accounting principles, (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries and (iv) Liens which would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries owns any real property, except as set forth in Section 4.20 of the Company Disclosure Schedule. The real property listed in Section 4.20 of the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. Except as set forth in Section 4.20 of the Company Disclosure Schedule, the Company's and each Company subsidiary's buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective business. To the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real property are in full force and effect as to the Company in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of or by the Company, except where the lack of being in full force and effect or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 4.21   Labor Matters. Except as set forth in Section 4.21 of
                         -------------
the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (f) the Company has not received notice and has no knowledge of any unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or threatened before the National Labor Relations Board or any similar state or foreign agency, (g) the Company has not received notice and has no knowledge of any grievance arising out of any collective bargaining agreement or other grievance procedure, (h) the Company has not received notice and has no knowledge of any charges with respect to or relating to the Company or any of its subsidiaries that are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and, to the Company's knowledge, no such investigation is in progress and (j) the Company has not received notice and has no knowledge of any complaints, lawsuits or other proceedings that are pending or threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Section 4.21 of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsoliciation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

          SECTION 4.22   Insurance.  Except as set forth in Section 4.22 of the
                         ---------
Company Disclosure Schedule, the Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. All premiums due and payable under all such policies and bonds have been paid (or will be paid prior to delinquency) and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in
Section 4.22 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

          SECTION 4.23   Customers and Suppliers.  Section 4.23 of the Company
                         -----------------------
Disclosure Schedule lists, as of the date hereof, the twenty largest customers of the Company's distribution business, the ten largest customers of the Company's manufacturing business and the twenty largest suppliers of the Company and its subsidiaries (on a consolidated basis) for the period January 1, 2000 through December 30, 2000 and sets forth opposite the name of each such customer and supplier the dollar volume and percentage of consolidated net sales or purchases attributable to such customer or supplier. To the Company's knowledge and except as set forth in Section 4.23 of the Company Disclosure Schedule, none of the customers listed in Section 4.23 of the Company Disclosure Schedule intends to stop, or materially decrease the rate of, purchasing materials, products or services from the Company or any of its subsidiaries. To the Company's knowledge, except as set forth in Section 4.23 of the Company Disclosure Schedule, none of the suppliers listed in Section 4.23 of the Company Disclosure Schedule intends to stop, or materially decrease the rate of, supplying materials, products or services to the Company or any of its subsidiaries.

          SECTION 4.24   Brokers.  Except for CoView Capital, whose fees will be
                         -------
paid by the Company, there is no investment banker, broker, finder or other intermediary (other than legal and accounting advisors) which has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries (or any director or officer thereof) who might be entitled to any fee or commission from the Company, any subsidiary of the Company, Merger Subsidiary or Buyer or any of their affiliates upon consummation of the transactions contemplated by this Agreement. The fees described in this Section 4.24 for
                                                           ------------
CoView Capital shall not exceed $550,000 in the aggregate.

          SECTION 4.25   Applicability of State Takeover Statutes.  The Company
                         ----------------------------------------
has taken all actions necessary under the Georgia Code and the Bylaws of the Company to render the limitations on business combinations contained in Parts 2 or 3 of Article 11 of the Georgia Code, in the Bylaws of the Company or in any other "fair price," "moratorium," "control share acquisition," "interested shareholder," or similar antitakeover statute or regulation enacted under Georgia law applicable to the Company or any of its subsidiaries inapplicable to the Offer, the Merger, this Agreement, the Stockholders Agreement or any of the transactions contemplated by this Agreement or the Stockholders Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the other Transactions.

          SECTION 4.26   Voting Requirements.  In the event that Section
                         -------------------
14-2-1104 of the Georgia Code is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of all the outstanding Shares entitled to vote approving this Agreement at the Special Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions.

          SECTION 4.27   Opinion of Financial Advisor.  The Company has received
                         ----------------------------
the opinion of CoView Capital, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Buyer. The Company has been authorized by CoView Capital to permit the inclusion of such opinion in its entirety in the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to CoView Capital and its counsel.

          SECTION 4.28   Transaction Expenses.  Section 4.28 of the Company
                         --------------------
Disclosure Schedule sets forth the amount of the Transaction Expenses incurred or which may be incurred by the Company in connection with the Transactions and the Closing thereof including those incurred or which may be incurred by CoView Capital and Smith, Gambrell & Russell, LLP (other than (i) expenses incurred in connection with any litigation with respect to, arising from or related to any Transactions, (ii) fees and expenses of Smith, Gambrell & Russell, LLP incurred and paid prior to May 1, 2001, (iii) real estate appraisal fees of $6,500, and
(iv) printing and distribution
costs associated with any proxy solicitation or other communication with the Company's shareholders and (v) prepayment fees associated with the refinancing of the Company's existing revolving credit facility).

                                  ARTICLE  V

                       REPRESENTATIONS AND WARRANTIES OF
                          BUYER AND MERGER SUBSIDIARY

          Except as set forth in the disclosure schedule delivered by Buyer and Merger Subsidiary to the Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule"), Buyer and Merger Subsidiary represent and warrant
 -------------------------
to the Company as of the date hereof and as of the Effective Time that:

          SECTION 5.01   Organization and Qualification; Subsidiaries.  Each of
                         --------------------------------------------
Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). Each of Buyer and Merger Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The term "Buyer Material Adverse Effect" means
                                          -----------------------------
any effect, circumstance, event, fact or change in the business of Buyer that
(i) is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (actual or contingent), properties, financial or other condition, results of operations or prospects of Buyer or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Buyer or Merger Subsidiary to perform in all material respects its obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof. Merger Subsidiary has no subsidiaries.

          SECTION 5.02   Articles of Incorporation and Bylaws.  Buyer has
                         ------------------------------------
heretofore made available to the Company a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of Buyer and Merger Subsidiary. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Neither Buyer nor Merger Subsidiary is in violation of any provision of its

Articles of Incorporation, Bylaws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          SECTION 5.03   Authority Relative to this Agreement.
                         ------------------------------------

          (a) Each of Buyer and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Buyer and Merger Subsidiary and the consummation by Buyer and Merger Subsidiary of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the filing of the appropriate merger documents as required by the Georgia Code). This Agreement has been duly and validly executed and delivered by Buyer and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer and Merger Subsidiary, enforceable against Buyer and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors and, simultaneously with the execution and delivery hereof, the sole stockholder of the Merger Subsidiary have approved and adopted this Agreement in accordance with the Georgia Code and Merger Subsidiary's Articles of Incorporation and Bylaws.

          SECTION 5.04   No Conflict; Required Filings and Consents.
                         ------------------------------------------

          (a) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the performance of the transactions contemplated herein by Buyer and Merger Subsidiary will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of Buyer or Merger Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any Merger Subsidiary or by which any property or asset of Buyer or any Merger Subsidiary is bound or affected, or, (iii) except for the consent of Buyer's lenders under its existing senior credit facility and subordinated loan agreement, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or any Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any Merger Subsidiary is a party or by which Buyer or any Merger Subsidiary or any property or asset of Buyer or any Merger Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise, individually or in the aggregate, have a Buyer Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and neither the performance of this Agreement by Buyer and Merger Subsidiary nor the consummation of the transactions contemplated hereby by the Company will, require any consent, approval, authorization, order or permit of, or filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Exchange Act and the Georgia Code and (ii) such other consents, approvals, authorizations or permits, filings or notifications, not obtained or made prior to consummation of the Offer the failure of which to be obtained or made would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          SECTION 5.05   Documents Relating to Offer; Company Proxy Statement.
                         ----------------------------------------------------
The Offer Documents and the Offer will comply in all material respects with the applicable requirements of the Exchange Act, except that no representation is made by Buyer or Merger Subsidiary with respect to information supplied in writing by the Company specifically for use in the Offer Documents. None of the information that may be supplied in writing by Buyer or its affiliates specifically for use in the Company Proxy Statement, the 14D-9 or any other document filed or to be filed with the SEC will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any such information provided by Buyer or its affiliates shall, after the filing of the 14D-9, the Company Proxy Statement or any other document filed by the Company with the SEC, become false or misleading in any material respect, the Buyer shall promptly notify the Company and update such information in writing.

          SECTION 5.06   Brokers.  Except for Bain Capital, Inc., whose fees
                         -------
will be paid by Buyer, there is no investment banker, broker, finder or other intermediary (other than legal and accounting advisors) which have been retained by or is authorized to act on behalf of the Buyer or any of its Subsidiaries (or any director or officer thereof) who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

          SECTION 5.07   Financing.  Buyer has provided the Company with a copy
                         ---------
of a commitment letter from the parties named therein to Buyer, dated as of July 6, 2001, relating to the debt financing to be provided to the Surviving Corporation (the "Commitment Letter"), which is in full force and effect as of
                  -----------------
the date hereof. The financing contemplated by the Commitment Letter will provide Buyer, subject to the terms and conditions set forth therein, with sufficient funds for Buyer to pay the aggregate Equity Consideration, refinance all of the Company's outstanding indebtedness and to pay the Transaction Expenses in connection therewith (collectively, the "Acquisition Costs")
                                                     -----------------
provided that (i) the representations and warranties made by the Company in
Section 4.03 and Section 4.28 are true and correct in all respects (other than
------------     ------------
any misrepresentations
that would not exceed, in the aggregate for all such representations and warranties in Section 4.03 and Section 4.28, $50,000) and (ii) the covenant set
              ------------     ------------
forth in Section 6.01(h) has not been breached. The commitment fees set forth
         ---------------
in the Commitment Letter which are due and payable have been paid.

          SECTION 5.08   Litigation.  There is no suit, claim, action,
                         ----------
proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or Merger Subsidiary, at law or equity, that, individually or in the aggregate, would prevent or materially delay, or is reasonably likely to prevent or materially delay, the ability of Buyer or Merger Subsidiary to perform in all material respects its obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.


                                  ARTICLE  VI

                           COVENANTS OF THE COMPANY

          SECTION 6.01   Conduct of the Company.  The Company covenants and
                         ----------------------
agrees that, between the date of this Agreement and such time when persons nominated by Buyer constitute a majority of the Board, unless the Buyer shall have consented in writing, the businesses of the Company and its subsidiaries shall be conducted in, and the Company and its subsidiaries shall not take any material action, except in the ordinary course of business, consistent with past practice, and the Company shall, and shall cause its subsidiaries to, use their respective reasonable best efforts to preserve intact their respective business organizations, to keep available the services of their respective current officers, employees and consultants and to preserve their respective relationships with customers, suppliers, licensors, licensees and other persons with which it or any of its subsidiaries has significant business relations as well as with officials and employees of government agencies and other entities which regulate the Company, any of its subsidiaries and their business. In addition to the foregoing, except (i) as expressly permitted by this Agreement or (ii) as set forth on Section 6.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and such time when person nominated by Buyer constitute a majority of the Board, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of the Buyer:

          (a) amend or otherwise change the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries;

          (b) (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Stock upon the exercise of Options outstanding prior to the date hereof or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries);

          (c) (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries or (ii) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

          (d) declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company with respect to capital stock);

          (e) (i) grant or agree to any increase in any manner in the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements, arrangements listed in Section 6.01(e) of the Company Disclosure Schedule and, with respect to non-officer employees, routine increases in compensation given in the ordinary course of business consistent with past practices and in an amount not exceeding 5% of such employee's current compensation, (ii) subject to the covenants set forth in clause (i) of this
Section 6.01(e), enter into any new or materially amend any existing employment,
---------------
severance or termination agreement with any current or former director, officer or employee of the Company other than in the ordinary course of business consistent with past practice, (iii) except as may be required to comply with applicable Law and except as provided in this Agreement, become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock);

          (f) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory, supplies or equipment parts in the ordinary course of business consistent with past practice;

          (g) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (i) immaterial properties or assets (or immaterial portions of properties or assets) and (ii) inventory in the ordinary course of business consistent with past practice;

          (h) incur, assume or pre-pay any Indebtedness for Borrowed Money or enter into any agreement to incur, assume or pre-pay any Indebtedness for Borrowed Money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than in the case of any of the foregoing, that are done in the ordinary course of business consistent with past practice (provided that the Company and its
                                        --------
subsidiaries' aggregate Indebtedness for Borrowed Money shall not exceed $14,200,000 as of the Expiration Date);

          (i) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity (other than loans between or among the Company and any of its wholly-owned subsidiaries);

          (j) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for the obligations of the subsidiaries of the Company permitted under this Agreement;

          (k) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by this Agreement);

          (l) (i) enter into, amend, modify or supplement any Material Contract or License Agreement outside of the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise);

          (m) authorize or make any capital expenditures (other than pursuant to commitments prior to the date hereof disclosed in Section 6.01(m) of the Company Disclosure Schedule) in excess of $50,000 in the aggregate for the Company and its subsidiaries taken as a whole;

          (n) fail to comply with their obligations under the Material Contracts and License Agreements as such obligations become due;

          (o) (i) fail to maintain and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are consistent with the Company's past practices or (ii) permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated without the prior written approval of Buyer;

          (p) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (i) permitted by Section 6.01(e) hereof or (ii) as
                                              ---------------
otherwise expressly contemplated by this Agreement;

          (q) establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;

          (r) amend, modify or waive any term of any outstanding security of the Company and any of its subsidiaries, except as required by this Agreement;

          (s) fail to (i) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and technical obsolescence and further subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to affecting such real property and the use and operation thereof;

          (t) enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

          (u) settle or compromise any pending or threatened suit, action, claim or litigation;

          (v) change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of December 31, 2000, except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles;

          (w) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner;

          (x) make or change any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Return or settle or compromise any material disputed tax liability;

          (y) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

          (z) subject to the exercise of the fiduciary obligations of the Board as otherwise permitted under the terms of this Agreement, take or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Offer set forth in Exhibit A hereto or to the Merger set forth
                                     ---------
in Article IX not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; and

          (aa) agree or commit to do any of the foregoing.

          SECTION 6.02   Stockholders' Meeting; Proxy Material.
                         -------------------------------------

          (a) Unless Buyer or Merger Subsidiary acquires at least 90% of the outstanding Shares, in which case Buyer shall cause the Merger to take place without a vote of the Company's stockholders as permitted by Section 14-2-1104 of the Georgia Code, if required by applicable law, the Company shall cause a special meeting of its stockholders (the "Company Stockholders Meeting") to be
                                          ----------------------------
duly called and held as soon as reasonably practicable after the purchase of Shares pursuant to the Offer for the purpose of acting upon proposals to approve this Agreement and all actions contemplated hereby that require the approval of the Company's stockholders. The Board shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Company Proxy Statement such favorable recommendation of the Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, (iii) take all lawful action reasonably required to solicit such approval from the stockholders of the Company and (iv) not withdraw or modify such favorable recommendation, in each case, unless the Board, after consultation with independent outside legal counsel, determines in good faith that failing to take such action is necessary for the

Board to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company agrees that its obligations set forth in the first sentence of this Section 6.02(a) shall not be affected by the withdrawal or
                 ---------------
modification by the Board, in accordance with the immediately preceding sentence, of its recommendation to the Company's stockholders that such stockholders approve and adopt this Agreement and the Merger. In connection with the Company Stockholders Meeting, the Company shall in accordance with applicable law and after consultation with the Buyer, prepare and file with the SEC a preliminary Company Proxy Statement relating to the matters to be considered at the Company Stockholders Meeting, respond as promptly as practicable to any comments made by the SEC with respect to the preliminary Company Proxy Statement and cause a definitive Company Proxy Statement to be mailed to its stockholders as promptly as practicable thereafter.

          (b) In connection with the Company Stockholders Meeting, the Company shall promptly take all action necessary in accordance with the Georgia Code and its Articles of Incorporation and Bylaws to convene the Company Stockholders Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the Georgia Code. Subject to the terms of 6.02(a), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action necessary or, in the reasonable opinion of Buyer, advisable to secure any vote of stockholders required by the Georgia Code to effect the Merger. Notwithstanding the foregoing, if Buyer of Merger Subsidiary or any other subsidiary of Buyer shall acquire at least 90% of the outstanding Shares, and provided that the conditions set forth in Article IX shall have been satisfied or waived, the Company shall, at the request of Buyer, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with
Section 14-2-1104 of the Georgia Code.

          SECTION  6.03  Access to Information.  From the date of this Agreement
                         ---------------------
until the earlier of Effective Time and the date this Agreement is properly terminated in accordance with Article X, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the "Company
                                                                    -------
Representatives") to, give Buyer, Merger Subsidiary and their respective
---------------
officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the "Buyer Representatives") access, upon reasonable notice and
                    ---------------------
during normal business hours, to the offices and other facilities and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish Buyer and the Buyer Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and any its subsidiaries as Buyer and the Buyer Representatives may from time to time reasonably request. Unless otherwise required by law, Buyer will, and will cause the Buyer Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Buyer or the Buyer Representatives. In the event the Transactions are terminated or are not consummated for any reason, all such information held by Buyer in tangible form shall be destroyed upon the request of the Company. No investigation pursuant to this Section 6.03 shall
                                                          ------------
affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of March 21, 2001 (the "Confidentiality Agreement"), between Buyer and the Company shall apply to all
 -------------------------
information furnished to any Buyer Representative by any Company Representative hereunder or thereunder.

          SECTION  6.04  No Solicitation.
                         ---------------

          (a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article X, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Buyer or any of the Buyer Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Buyer or any of the Buyer Representatives, as applicable) any nonpublic information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Buyer or any of the Buyer Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) authorize or permit any Company Representative to take any such action; provided, however, that nothing contained in this Section
                      -----------------                                 -------
6.04 shall prohibit the Board, prior to the time of acceptance for payment of
----
Shares pursuant to the Offer, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section
                                                                         -------
6.04) if (A) the Board determines in good faith after consultation with
----
independent outside legal counsel (who may be the Company's regularly employed outside legal counsel), that such action is necessary for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law,
(B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 6.04(g)) and (C) prior to
                                      ---------------
furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement with terms materially no less favorable to the Company than those contained in the Confidentiality Agreement.

          (b) From and after the date hereof until the earlier of the time of the acceptance for payment of the Shares pursuant to the Offer and the termination of this Agreement pursuant to Article X, if the Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 6.04(a), the Board may terminate
                                    ---------------
this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article X hereof if (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Board shall have determined in good faith after consultation with independent outside legal counsel (who may be the Company's regularly employed outside legal counsel), that such action is necessary for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law and (C) all amounts due under Section 10.03
                                                                -------------
shall have been paid in accordance with the terms thereof.

          (c) The Company (i) will promptly (but in any event within three days) notify Buyer orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and, if not prohibited by the terms of such proposal, the identity of the Person making such request, Acquisition Proposal or inquiry and
(ii) will keep Buyer informed of the status and details (including amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 6.04(a), the Board shall promptly (but in any
                           ---------------
event within three days) notify Buyer orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Board shall promptly advise Buyer orally and in writing of the status of such action as developments arise or as requested by Buyer. Without limiting the foregoing, at least three days prior to taking any of the actions referred to in Section 6.04(b), the Board shall notify Buyer of any such action
               ---------------
it proposes to take. The Board shall negotiate in good faith with Buyer with respect to any revised proposal to acquire the Common Stock that Buyer may make in response to any Acquisition Proposal or inquiry regarding the making of an Acquisition Proposal.

          (d) Nothing contained in this Agreement shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that neither Company nor the Board shall,
              -----------------
except as permitted by Section 6.04(b) propose to approve or recommend any
                       ---------------
Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in the preceding sentence by any Company Representative shall be deemed to be a breach of this
Section 6.04 by the Company.
------------

          (e) The Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Buyer or any of the Buyer Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any Company Representative.

          (f) For purposes of this Agreement, "Acquisition Proposal" shall mean
                                               --------------------
any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 10% or more of the total assets of the Company or any of its subsidiaries, in a single transaction or series of transactions, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

          (g) For purposes of this Agreement, "Superior Proposal" shall mean any
                                               -----------------
bona fide written Acquisition Proposal by a Person that (i) the Board has determined in good faith, after consultation with independent outside legal counsel (who may be the Company's regularly employed outside legal counsel) and an independent reputable financial advisor (which may be CoView Capital), is more favorable from a financial point of view to the Company's stockholders than the Offer (including any adjustment to the terms and conditions thereof proposed in writing by Buyer in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections) and the terms of the Stockholders Agreement) and for which financing, to the extent required, is then committed or reasonably capable (in the good faith judgment of the Board) of being financed by such third party.

          SECTION  6.05  Notices of Certain Events.  The Company shall promptly
                         -------------------------
notify Buyer of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or any of their assets or properties

          (d) any Company Material Adverse Effect; and

          (e) the occurrence, or non-occurrence, of any event which would cause either (i) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, (ii) any condition set forth in Exhibit A to be unsatisfied at the time Buyer or Merger Subsidiary purchases Shares pursuant to the Offer, (iii) any condition set forth in Article IX hereof to be unsatisfied at the Effective Time or (iv) any material failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with hereunder; provided that the delivery of any notice pursuant to this Section 6.05 shall not limit or
                                            ------------
otherwise affect the remedies available hereunder to Buyer or Merger Subsidiary.

          SECTION  6.06  SEC Reports.  From the date of this Agreement until the
                         -----------
earlier of the termination of this Agreement pursuant to Article X or the Effective Time, the Company shall file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

          SECTION  6.07  Financial Statements.  During the period prior to the
                         --------------------
Effective Time, the Company shall provide to Buyer unaudited consolidated monthly financial statements no later than the 15/th/ business day following the end of each calendar month following the date of this Agreement. Further, the Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, upon the entering into a satisfactory confidentiality agreement, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Buyer or the Surviving Corporation in connection with the Transactions (the "Financing") including,
                                                      ---------
without limitation, (a) promptly providing to Buyer's financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Buyer or Buyer's financing sources, including, but not limited to, information and projections that have previously been prepared by the Company, if any, relating to the Company and the Transactions, (b) making the Company's senior officers and other Company Representatives reasonably available to Buyer's financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Buyer's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing; provided,
                                                                     --------
however, that nothing herein shall create an obligation on the part of the
-------
Company to prepare any additional projections as to the future performance of its business. In addition, in conjunction with obtaining any such Financing, the Company agrees, at the reasonable request of Buyer, to take such reasonable actions that are necessary to enable all of the Company's existing indebtedness to be refinanced as of the date Merger Subsidiary purchases the Shares in Offer.

          SECTION  6.08  Director Resignations.  At the Closing, the Company
                         ---------------------
shall deliver to Buyer signed letters of resignations from each director of the Company (other than those directors who were designated by Buyer pursuant to
Section 1.03 hereof) pursuant to which each such director shall resign from his
------------
or her position as a director of the Company and make such resignation effective at the Effective Time.

          SECTION  6.09  Option to Acquire Additional Shares.
                         -----------------------------------

          (a) The Company hereby grants to Merger Subsidiary an irrevocable option (the "Buyer Option") to purchase up to that number of newly issued shares
             ------------
of Common Stock (the "Buyer Option Shares") equal to the number of shares of
                      -------------------
Common Stock that, when added to the number of shares of Common Stock owned by Buyer, Merger Subsidiary and their affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Common Stock then outstanding on a fully diluted basis at a purchase price per Buyer Option Share equal to the Offer Price.

          (b) The Buyer Option shall be exercisable only after the purchase of and payment for shares of Common Stock pursuant to the Offer by Buyer or Merger Subsidiary as a result of which Buyer, Merger Subsidiary and their affiliates own beneficially at least 80% of the outstanding shares of Common Stock. The Buyer Option shall not be exercisable if the number of shares of Common Stock subject thereto exceeds the number of authorized shares of Common Stock available for issuance. The Buyer Option shall terminate automatically upon the termination of this Agreement in accordance with its terms.

          (c) In the event Merger Subsidiary wishes to exercise the Buyer Option, Buyer shall give the Company one-day prior written notice specifying the number of shares of Common Stock that are or will be owned by Buyer, Merger Subsidiary and their affiliates immediately following consummation of the Offer and specifying a place and a time (which may be concurrent with the consummation of the Offer) for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Buyer specifying the number of Buyer Option Shares. At the closing of the purchase of the Buyer Option Shares, the portion of the purchase price owing upon exercise of such Buyer Option which equals the product of (x) the number of shares of Common Stock purchased pursuant to such Buyer Option, multiplied by (y) the Offer Price, shall be paid to the Company in cash by wire transfer or cashier's check.

          SECTION  6.10  Termination of 401(k) Plan.  Immediately prior to the
                         --------------------------
Closing, at Buyer's request, the Company shall terminate the S.P.Z., Inc. d/b/a Full Line Distributors 401(k) Retirement Plan (f/k/a L.A. T Sportswear, Inc. 401(k) Plan). Upon the closing of the Merger, Buyer shall cause the Company to reimburse such Plan for any early termination fees or penalties incurred as a result of the termination of such Plan pursuant to this
Section 6.10.


                                 ARTICLE  VII

                              COVENANTS OF BUYER

          SECTION  7.01  Confidentiality.  All information obtained by Buyer in
                         ---------------
connection with the Transactions shall be kept confidential in accordance with the Confidentiality Agreement; provided that any provisions of the
                               --------
Confidentiality Agreement that would prohibit Buyer or Merger Subsidiary from engaging in the transactions contemplated by this Agreement shall be deemed to be modified to the extent required to permit Buyer and Merger Subsidiary to engage in all such transactions;

          SECTION  7.02  Obligations of Merger Subsidiary.  Buyer will take all
                         --------------------------------
action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION  7.03  Voting of Shares.  Buyer agrees to vote all Shares now
                         ----------------
owned or hereinafter acquired by Buyer, Merger Subsidiary or any of their affiliates in favor of approval and adoption of this Agreement at the Company Stockholders Meeting.

          SECTION  7.04  Director and Officer Liability.
                         ------------------------------

          (a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the identical provisions with respect to indemnification set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

          (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all
                                             -------------------
losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole
                                                         -----
or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under the Georgia Code. In addition, to the extent consistent with applicable law, the Surviving Corporation shall indemnify, defend and hold harmless the Indemnified Parties to the same extent and on the same terms provided for in the Company's Articles Incorporation and Bylaws in effect on the date hereof, which rights pursuant to such provisions shall survive the Merger and continue in full force and effect after the Effective Time.

          (c) Any Indemnified Party wishing to claim indemnification under this
Section 7.04 after the Effective Time, upon learning of any such Claim, shall
------------
notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 7.04,
                                                             ------------
except to the extent such failure prejudices the Surviving Corporation). In the event of any such claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving
                              -----------------
Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties (absent a conflict of interest which ethically requires that separate counsel be retained), (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation
-----------------
hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The Surviving Corporation will not effect any settlement which would impose any ongoing obligation upon an Indemnified Party (including, but not limited to, injunctive relief) absent the written consent of the affected Indemnified Party.

          (d) The Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time (except to the extent not generally available in the market) policies of directors' and officers' liability insurance and fiduciary liability insurance that are substantially equivalent in coverage to the Company's current insurance policies, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement with respect to matters occurring prior to the Effective Time; provided, however, that during such period, the Surviving Corporation shall not
-----------------
be required to maintain any coverage in excess of the amount that can be obtained for the remainder of such period for an annual premium of 200% of the current annual premium paid by the Company for its existing coverage. The Company represents to Buyer that the current annual premium paid by the Company for its existing coverage is $35,000.

          (e) The Company and Buyer shall have no obligation under this Section
                                                                        -------
7.04 to any Indemnified Party when and if a court of competent jurisdiction
----
shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. In the event that subsequent to the Effective Time, the Surviving Corporation challenges an Indemnified Party's right to indemnification, the Surviving Corporation shall advance expenses of the Indemnified Party in countering such challenge in the manner provided in Section 6 of the Company's Bylaws as in effect on the date hereof. In the further event that it shall be determined in a final judicial proceeding that a person who has received advance payments of expenses or indemnification sums pursuant to this Section 7.04 shall not be entitled to
                                      ------------
indemnification hereunder such person shall repay to Buyer or the Company, as the case may be, all such expenses and sums promptly following such determination.

          (f) Each Indemnified Party shall have rights as a third party beneficiary under this Section 7.04 as separate contractual rights for his or
                       ------------
her benefit and such right shall be enforceable by such Indemnified Party, its heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

          SECTION  7.05  Financing.  Buyer agrees to perform all obligations
                         ---------
required to be performed by it in accordance with and pursuant to the Commitment Letter and not to take any action that will result, or is reasonably likely to result, in one of the conditions to funding set forth in the Commitment Letter not being satisfied (including the conditions regarding compliance with certain debt ratios set forth in the Commitment Letter). Buyer shall use commercially reasonable efforts to cause the financing to be obtained under, and on the terms and in the amounts set forth in, the Commitment Letter; provided, however, that
                                                        --------  -------
Buyer shall be entitled, in its sole discretion, to enter into new commitments for equity and/or debt financing with other nationally recognized financial institutions, which commitments will have at least an equal aggregate funding commitment and have substantially the same conditions to funding as those set forth in the Commitment Letter.

                                 ARTICLE  VIII

                      COVENANTS OF BUYER AND THE COMPANY

          SECTION  8.01  Further Actions.
                         ---------------

          (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to consummate more effectively the actions contemplated by this Agreement, at the request of the other party hereto and at the expense of the party so requesting, Buyer and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request.

          (b) In the event any action, suit, claim, investigation or other proceeding relating to this Agreement, the Merger or the other transactions hereby shall be commenced prior to the Effective Time, each of the parties hereto agrees (subject, in the case of the Company, to the fiduciary obligations of the Board under applicable law as advised by legal counsel) to cooperate with each other party hereto and to use its commercially reasonable efforts to respond to and to defend vigorously against such proceeding.

          SECTION  8.02  Certain Filings.  The Company and Buyer shall cooperate
                         ---------------
with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, and (b) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

          SECTION  8.03  Public Announcements.  Buyer and the Company will
                         --------------------
consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with any national securities exchange.

          SECTION  8.04  Delisting.  Each of the parties hereto agrees to
                         ---------
cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Stock from the AMEX and (ii) to terminate the registration of the Common Stock under the Exchange Act; provided that such delisting and termination shall not be
                  --------
effective until or after the Effective Time.

          SECTION 8.05  Stockholder Litigation.  Each of the Company and Buyer
                        ----------------------
shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Buyer, as applicable, and their respective directors relating to the Transactions. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Offer or the Merger, without the prior written consent of Merger Subsidiary. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Merger Subsidiary to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

          SECTION 8.06   Conveyance Taxes.  Merger Subsidiary and the Company
                         ----------------
shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.


                                  ARTICLE  IX

                           CONDITIONS TO THE MERGER

          SECTION 9.01   Conditions to the Obligations of Each Party.  The
                         -------------------------------------------
obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by the Georgia Code, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the Georgia Code (except that this condition shall be deemed satisfied if Buyer and/or Merger Subsidiary shall have acquired 90% or more of the outstanding Shares);

          (b) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, promulgated, issued, enforced or entered any law, rule, regulation, executive order or decree, judgement, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, an "Order"), that is then in effect and has the effect of preventing or prohibiting
 -----
consummation of the Merger or otherwise improving material limitations on the ability of Merger Subsidiary effectively to acquire or hold the business of the Company and its subsidiaries; and

          (c) Merger Subsidiary shall have purchased pursuant to the Offer all Shares validly tendered prior to the expiration thereof and not withdrawn.


                                 ARTICLE  X

                             TERMINATION; EXPENSES

          SECTION 10.01  Termination.  This Agreement may be terminated and the
                         -----------
Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written consent of the Company and Buyer;

          (b) by either Buyer or the Company, if any Governmental Entity or any federal or state court of competent jurisdiction shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining, or otherwise prohibiting or preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either Buyer or the Company, if the Shares shall not have been purchased pursuant to the Offer on or prior to September 30, 2001, unless the failure to consummate the Offer is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

          (d) by the Company, at any time five business days or more following termination or expiration of the Offer without Merger Subsidiary accepting for payment the Shares validly tendered in the Offer;

          (e) by Buyer, in the event the Offer expires or is terminated in accordance with its terms without the purchase of any Shares thereunder;

          (f) by the Company, if the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting;

          (g) by the Company, if at any time prior to the acceptance for payment of the Shares pursuant to the Offer, pursuant to and in accordance with Section
                                                                        -------
6.02(b) (provided that the Company shall have complied with the provisions of
-------
Section 6.02, including, without limitation, the notice provisions therein) and
------------
that it makes simultaneous payment of the Termination Fee (as defined below);

          (h) by Buyer, in the event of any breach of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or any breach of any representations and warranties of the Company set forth in this Agreement that are not so qualified in any material respect and, individually or in the aggregate, such breach or breaches has had or would reasonably be expected to have a Company Material Adverse Effect; or if the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A and (ii)
                                                           ---------
has not been cured within 15 days after the giving of written notice to Buyer of such breach; provided, that Buyer may not terminate this Agreement pursuant to
             --------
this Section 10.01(h) if (y) Buyer or Merger Subsidiary is then in material
     ----------------
breach of any covenant contained in this Agreement or (z) any Shares have been accepted for payment in the Offer; or

          (i) by the Company, in the event of any breach of the representations and warranties of Buyer or Merger Subsidiary set forth in this Agreement that are qualified as to materiality or any breach of any representations and warranties of Buyer or Merger Subsidiary set forth in this Agreement that are not so qualified in any material respect and, individually or in the aggregate, such breach or breaches has had or would reasonably be expected to have a Buyer Material Adverse Effect, or if Buyer or Merger Subsidiary breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform has not been cured within 15 days after the giving of written notice to Company of such breach; provided, that the
                                                              --------
Company may not terminate this Agreement pursuant to this Section 10.01(i) if
                                                          ----------------
(y) the Company is then in material breach of any covenant contained in this Agreement or (z) any Shares have been accepted for payment in the Offer.

          The right of any party hereto to terminate this Agreement pursuant to this Section 10.01 shall remain operative and in full force and effect
     -------------
regardless of any investigation made by or on behalf of any party hereto, any person controlling or controlled by any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          SECTION 10.02  Effect of Termination.  If this Agreement is terminated
                         ---------------------
pursuant to Section 10.01, this Agreement shall become void and of no effect
            -------------
with no liability on the part of any party hereto, except that the agreements contained in Sections 7.01 and 10.03 shall survive the termination hereof, and
             -------------     -----
except that no such termination shall relieve any party from liability for breach of this Agreement or failure by such party to perform its obligations hereunder.

          SECTION 10.03  Transaction Expenses; Termination Fee.
                         -------------------------------------

          (a) All Transaction Expenses incurred directly or indirectly by the parties hereto shall be borne by the party which has incurred such Transaction Expenses; provided, however, that if the Merger is consummated all Transaction
          --------  -------
Expenses of the Company and its subsidiaries shall be paid by the Surviving Corporation.

          (b) The Company agrees that if this Agreement shall be terminated: (i) by the Buyer pursuant to Section 10.01(e) as a result of the condition set forth
                         ----------------
in paragraph (i) of Exhibit A shall have occurred and be continuing, and within
                    ---------
180 days of such termination the Company either (A) enters into a legally binding agreement with respect to an Acquisition Proposal or (B) consummates a transaction which satisfies one or more of clauses (i) through (v) of the definition of Acquisition Proposal, or (ii) by the Company pursuant to Section
                                                                       -------
10.01(g) as a result of the receipt of a Superior Proposal as contemplated by
--------
Section 6.04(b), then in any such event the Company shall pay to Buyer a fee
---------------
equal to $2,500,000 (the "Termination Fee").
                          ---------------

          (c) Any payment required to be made pursuant to Section 10.03(b)(i)
                                                          -------------------
shall be made concurrently with the earlier of (i) the Company entering into a legally binding agreement with respect to an Acquisition Proposal and (ii) the consummation of a transaction described in clause (B) of such Section
                                                              -------
10.03(b)(i), and any payment required to be made pursuant to Section
-----------                                                  -------
10.03(b)(ii) shall be made simultaneously with the delivery of such notice of
------------
termination. All payments made hereunder shall be made by wire transfer of immediately available funds to an account designated by Buyer.


                                  ARTICLE  XI

                                 MISCELLANEOUS

          SECTION 11.01  Notices.  All notices, requests, claims, demands and
                         -------
other communications to any party hereunder shall be in writing including facsimile, telex or similar writing) and shall be given,

          If to Buyer or Merger Subsidiary, to:

          Broder Bros., Co.
          45555 Port Street
          Plymouth, MI 48170
          Attention: Chief Executive Officer

          with a copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL 60601
          Attention: Dennis M. Myers
                     David A. Breach
          if to the Company, to:

          Full Line Distributors, Inc.
          2650 Button Gwinnett Drive, Suite E
          Doraville, GA 30340
          Attention: Chief Executive Officer

          with a copy to:

          Smith Gambrell & Russell, LLP
          1230 Peachtree Street, N.E.
          Suite 3100, Promenade II
          Atlanta, GA 30309
          Attention: Arthur Jay Schwartz
                     Marlon F. Starr

or such other address, as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, upon confirmation of receipt, or (ii) if given by any other means, when delivered at the address specified in this Section 11.01.
                  -------------

          SECTION 11.02  Survival of Representations, Warranties and Covenants.
                         -----------------------------------------------------
The representations and warranties contained herein shall not survive the Effective Time. The covenants and agreements contained herein shall not survive the Effective Time or the termination of this Agreement except for the covenants and agreements set forth in Sections 7.01, 7.04, 7.05 and 10.03.
                            -------------  ----  ----     -----

          SECTION 11.03  Amendments; No Waivers.
                         ----------------------

          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the
           --------
stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Articles of Incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 11.04  Successors and Assigns.  The provisions of this
                         ----------------------
Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successor and assigns, provided that no party may assign,
                                            --------
delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

          SECTION 11.05  Governing Law.  This Agreement shall be construed in
                         -------------
accordance with and governed in all respects, including validity, interpretation and effect, by the law of the State of Georgia without giving effect to the principles of conflicts of laws thereof.

          SECTION 11.06  Certain Definitions.  As used in this Agreement:
                         -------------------

          (a) the term "affiliate," as applied to any person, shall mean any
                        ---------
other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control"
                                                                  -------
(including, with correlative meanings, the terms "controlling," "controlled by"
                                                  -----------    -------------
and "under common control with"), as applied to any person, means the
     -------------------------
possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term "Indebtedness for Borrowed Money" shall mean, without
                        -------------------------------
duplication: (i) all obligations of the Company and its subsidiaries for borrowed money or in respect of loans or advances; (ii) all obligations of the Company and its subsidiaries evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company or any of its subsidiaries); (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of the Company or any of its subsidiaries (other than $250,000 in unfunded letters of credit issued in connection with the purchase of inventory); (iv) all capitalized lease liabilities of the Company and its subsidiaries; (v) all interest rate protection agreements (valued on a market quotation basis); (vi) all obligations of the Company and its subsidiaries secured by a contractual lien; (vii) all guarantees of the Company and its subsidiaries in connection with any of the foregoing; and (viii) any accrued interest, prepayment premiums or penalties or other expenses or amounts related to any of the foregoing (other than any prepayment fees associated with the refinancing of the Company's existing credit agreement);

          (c) the term "knowledge," of any person which is not an individual
                        ---------
means the actual knowledge, after due inquiry, of such person's directors and executive officers and, for such purposes, such persons shall be conclusively deemed to have knowledge of any fact or matter that would have or should have come to the attention of such persons in the course of discharging their duties in accordance with sound business practice;

          (d) the term "on a fully diluted basis" means, as of any date, the
                        ------------------------
number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including, without limitation, pursuant to the Options, but excluding the Buyer Option;

          (e) the term "Person" or "person" shall include individuals,
                        ------      ------
corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
           -----
Act);

          (f) the term "subsidiary" or "subsidiaries" means, with respect to any
                        ----------      ------------
Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

          (g) the term "Transaction Expenses" means all out-of-pocket costs and
                        --------------------
expenses, including, without limitation, fees and disbursements of counsel, financial advisors, investment bankers, banks, other financial institutions, accountants, financial printers, appraisers, experts, consultants and other representatives or agents incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the Agreement and the Transactions, including, without limitation, fees and expenses of, or incurred in connection with, any litigation or proceedings arising out of or related to the Agreement or the Transactions.

          SECTION 11.07   Specific Performance.  The parties hereto agree that
                          --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 11.08   Company Disclosure Schedule.  Any disclosure made with
                          ---------------------------
reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another section of the Company Disclosure Schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other section, notwithstanding the omission of a cross reference thereto.

          SECTION 11.09  Counterparts; Effectiveness.  This Agreement may be
                         ---------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          SECTION 11.10  Headings.  Section headings used in this Agreement are
                         --------
for convenience only and shall be ignored in the construction and interpretation hereof.

          SECTION 11.11  No Third Party Beneficiaries.  Except for Section 7.04
                         ----------------------------              ------------
(which is intended to and shall confer upon such persons all rights and remedies by reason of this Agreement as if such person was a party hereto), no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

          SECTION 11.12  Entire Agreement.  This Agreement (together with the
                         ----------------
Company Disclosure Schedule, the Buyer Disclosure Schedule and the other documents delivered pursuant hereto), the Stockholders Agreement and the Confidentiality Agreement constitute the entire agreements of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

          SECTION 11.13  Severability.  If any term or other provisions of this
                         ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                               FULL LINE DISTRIBUTORS, INC.



                                               By:  /s/ Isador E. Mitzner
                                                    ---------------------

                                               Its: CEO
                                                    ---------------------


                                               BRODER BROS., CO.


                                               By:  /s/ Vincent J. Tyra
                                                    -------------------
                                               Its: CEO
                                                    -------------------


                                               FLD ACQUISITION CORP.


                                               By:  /s/ Vincent J. Tyra
                                                    -------------------
                                               Its: CEO
                                                    -------------------

               [Signature Page to Agreement and Plan of Merger]

                                   EXHIBIT A

                            CONDITIONS TO THE OFFER

          The capitalized terms used in this Exhibit A have the meanings set
                                             ---------
forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

          Notwithstanding any other provision of the Offer or this Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer if (i) as of immediately prior to the expiration of the Offer (as it may be extended from time to time as permitted under this Agreement, the "Expiration Date"), (A) the Minimum Condition shall not have been satisfied or
 ---------------
(B) the Buyer has not received sufficient funds from the financing contemplated by the Commitment Letter or such other financing permitted by Section 7.05 to pay the Acquisition Costs or (ii) as of or prior to the Expiration Date and at any time on or after the date of this Agreement, any of the following conditions shall have occurred and be continuing (other than with respect to conditions set forth in paragraphs (a) or (h), which must be continuing as of the Expiration Date, and the condition set forth in paragraph (j), which must be satisfied as of the Expiration Date):

          (a) There shall be instituted after the date hereof and pending as of the Expiration Date before any Governmental Entity or any federal or state court of competent jurisdiction any suit, action or proceeding (i) challenging the acquisition by Buyer or Merger Subsidiary of any Shares under the Offer or seeking to prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Buyer or Merger Subsidiary any damages (including damages against the Company's directors or officers for which they may seek indemnification from the Company) that, if awarded, would have or is reasonably likely to have a Company Material Adverse Effect, (ii) prohibiting or materially limiting the ownership or operation by the Company, Buyer or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Buyer and its subsidiaries, in each case taken as a whole, or compelling the Company or Buyer to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Buyer and its subsidiaries, in each case taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Buyer or Merger Subsidiary to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Buyer or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

          (b) The Company shall not have performed or complied in any material respect with any obligation or to comply in any material respect with any agreement or covenant required by this Agreement to be performed or complied with by the Company on or prior to the date of consummation of the Offer, which failure to perform or comply is not substantially cured within 15 days after Buyer provides the Company with notice of such failure;

          (c) The representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at the date of this Agreement and the Expiration Date, unless such inaccuracies individually or in the aggregate with all other such inaccuracies under such representations and warranties has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that for
                                                         --------
     purposes of this paragraph (c) each such representation and warranty of the Company set forth in this Agreement shall be read without giving effect to any qualification as to materiality or a Company Material Adverse Effect;

          (d) This Agreement shall have been terminated in accordance with its terms;

          (e) Buyer and the Company shall have agreed that Buyer shall terminate the Offer;

          (f) There shall be any statute, rule or regulation enacted or promulgated by any Governmental Entity applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (g) There shall have occurred any event, change or circumstance that has or is reasonably likely to have a Company Material Adverse Effect;

          (h) The Company shall not have obtained consents of the third parties listed in Section 4.06 of the Company Disclosure Schedule as of the Expiration Date;

          (i) (i) the Board withdraws or modifies in a manner adverse to Buyer or Merger Subsidiary its approval or recommendation for the Offer, the Merger or this Agreement, or recommended any Acquisition Proposal, (ii) the Board shall have resolved to take any of the foregoing actions, or (iii) upon the reasonable request of Merger Subsidiary, the Board shall fail within a reasonable period of time to reaffirm its approval or recommendation of the Offer, the Merger or this Agreement; or

          (j) Isador E. Mitzner shall have entered into an employment agreement with the Merger Subsidiary prior to the Expiration Date in the form attached as Annex 1 and Mr. Mitzner and J. David Keller shall have entered into Non-Compete Agreements in the forms attached as Annexes 2 and 3, respectively.

     The foregoing conditions in paragraphs (a) through (j) are for the sole benefit of Merger Subsidiary and Buyer and may be asserted by Merger Subsidiary or Buyer regardless of the circumstances giving rise to such condition or may be waived by Merger Subsidiary and Buyer in whole or in part at any time and from time to time in their sole discretion. The failure by Buyer, Merger Subsidiary or any other affiliate of Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.